AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT

This Amendment (“Amendment”) to the Agreement (defined below), is effective as of January 1, 2016, by and among Vantagepoint Investment Advisers, LLC, a Delaware limited liability company (“Client”), Schroder Investment Management North America Inc., a Delaware corporation (“Subadviser”), and The Vantagepoint Funds, a Delaware statutory trust.

WHEREAS, the Client, Subadviser and The Vantagepoint Funds entered into an Investment Subadvisory Agreement effective as of October 11, 2013 with respect to the Vantagepoint Low Duration Bond Fund, a series of The Vantagepoint Funds (the “Agreement”);

WHEREAS, the Client, Subadviser and The Vantagepoint Funds desire to further amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

1.	Schedule A (Fee Schedule) shall be replaced in its entirety with the schedule attached to this Amendment.

2.	All other provisions of the Agreement remain in full force and effect.

3.	Unless otherwise defined in this Amendment, all terms used in this Amendment shall have the same meaning given to them in the Agreement.

4.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto execute this Amendment effective as of the date first set forth above.

THE VANTAGEPOINT FUNDS, on behalf of the Vantagepoint Low Duration Bond Fund

By:	/s/ Angela Montez
Angela Montez, Secretary

Date:	Dec. 9, 2015

Approved by:	/s/ Wayne Wicker
Wayne Wicker, Chief Investment Officer
Vantagepoint Investment Advisers, LLC

Date:	Dec. 9, 2015

VANTAGEPOINT INVESTMENT ADVISERS, LLC

By:	/s/ Angela Montez
Angela Montez, Assistant Secretary

Date:	Dec. 9, 2015

Approved by:	/s/ Wayne Wicker
Wayne Wicker, Chief Investment Officer
Date:	Dec. 9, 2015

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:	/s/ Jennifer Horne

Title:	Jennifer Horne, CFA; Head of Client Service; Authorized Signatory

Date:	Dec. 15, 2015

Schedule A

VANTAGEPOINT INVESTMENT ADVISERS, LLC

THE VANTAGEPOINT FUNDS

Fee Schedule

For

Schroder Investment Management North America Inc.

The Subadviser’s quarterly fee shall be calculated based on the average daily net asset value of assets under the Subadviser’s management as provided by the Client or Custodian, at Client’s discretion, based on the following annual rate.

First $100 million	0.250 percent
Next $400 million	0.125 percent
Next $500 million	0.100 percent
Over $1 billion	0.080 percent

Fees are billed and paid quarterly in arrears.